Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Altiris, Inc.:

We consent to the use of our reports dated April 26, 2002, except as to the first five paragraphs of note 12, which are as of May 2, 2002, with respect to the consolidated balance sheets of Altiris, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the registration statement on Form S-1 (No. 333-83352) of Altiris, Inc. and are incorporated herein by reference.

Salt Lake City, Utah
January 16, 2003

/s/     KPMG LLP